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                                 REVOLVING NOTE

$10,000,000.00                                                    June 5, 1997

     FOR VALUE RECEIVED, the undersigned, MISSISSIPPI VALLEY BANCSHARES, INC., a Missouri corporation with offices in St. Louis, Missouri, promises to pay on June 30, 1998 to the order of Norwest Bank Minnesota, National Association (the "Bank") at the Bank's Norwest Center Office, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or so much thereof as is disbursed and remains outstanding hereunder as shown by the Bank's liability record on the date payment is due hereunder, together with interest on the unpaid balance hereof from the date hereof until this Note is fully paid at an annual rate equal to ONE HUNDRED SEVENTY-FIVE basis points (1.75%) in excess of the Federal Funds Rate in effect from time to time. As used herein, the Federal Funds Rate shall mean the daily market rate quoted to the Bank at approximately 12:00 Noon each business day by dealers in the Federal Funds market for the offering of dollars to the Bank for deposit, as such rate may increase or decrease from time to time. The interest rate of this Note shall change simultaneously with each change in the Federal Funds Rate. Interest shall be calculated on the basis of actual number of days elapsed in a 360-day year.

     Interest on this Note shall be payable quarterly, commencing September 15, 1997, and upon maturity.

     This Revolving Note constitutes the Revolving Note issued pursuant to the provisions of that certain letter loan agreement of even date herewith (the "Loan Agreement") made between the undersigned and the Bank. The Loan Agreement and any amendments or substitutions thereto, contain additional terms and conditions including default provisions, and statements of the terms pursuant to which the indebtedness evidenced hereby was created, may be prepaid voluntarily, may be reborrowed and may be accelerated. Capitalized terms not expressly defined herein shall have the meaning given them in the Loan Agreement.

     This Revolving Note shall be unsecured; PROVIDED, HOWEVER, that Borrower is prohibited from granting or allowing a lien or encumbrance of any type upon or with respect to certain property pursuant to the provisions of a negative pledge agreement (the "Negative Pledge") of even date herewith.

     Unless prohibited by law, the undersigned agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses, incurred by the holder hereof in the event this Revolving Note is not duly paid. The holder hereof may change any terms of payment of this Revolving Note, including extensions of time and renewals, and release any security for, or any party to, this Revolving Note, without notifying or releasing any accommodation maker, endorser or guarantor from liability in connection with this Revolving Note. Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned and each endorser or guarantor. This Revolving Note shall be governed by the substantive laws of the State of Minnesota.

                     MISSISSIPPI VALLEY BANCSHARES, INC.

By: /s/ Linn H. Bealke                 By: /s/ Carol B. Dolenz
   -------------------------------        --------------------------------
Its: President                         Its: Secretary/Treasurer
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MississippiValleyBancsharesPromissoryNote.doc